Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RHI

RHI and its subsidiaries are referred to as the “Company,” “our,” or “we,” in this section. The discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes as of and for each of the years ended December 31, 2024 and 2023. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from Rotech’s management’s expectations.

Overview

We are a leading provider of home medical equipment and related products and services (collectively referred to as “HME products and services”) in the United States. We offer a comprehensive range of HME products and services for home healthcare and delivery across six core business lines: (1) oxygen, (2) ventilators, (3) sleep therapy, (4) wound care, (5) diabetics and (6) durable medical equipment (“DME”). We enable the treatment of patients in their homes, including chronic patients, acute patients or patients with both chronic and acute needs. Our payor clients include commercial insurers, Medicare, Medicaid, the VA and private individuals. As of December 31, 2024, we had more than 1 million active patients through across over 300 service locations in 45 states, supported by approximately 4,000 FTE employees and we had more than 3,000 Payor plans in place, from large national to regional and local.

We aim to be the industry’s highest-quality provider of HME products and services, while maintaining our commitment to being a low-cost operator. We believe that we offer a compelling value proposition to patients, providers and payors by enabling patients to receive care and services in the comfort of their own homes while also reducing treatment costs as compared to in-patient settings. Our key HME products and services include stationary and portable home oxygen equipment, non-invasive and invasive ventilators, CPAP and BiPAP devices, NPWT pumps and supplies and other DME. Our revenues are generated primarily through fee-for-service arrangements with payors for equipment, supplies, services and other items we rent or sell to patients. With an expansive network of payor contracts, delivery technicians and therapists that is not readily replicated, we believe we are well positioned to provide home healthcare that require high-quality service, providing a bridge from the in-patient care setting to the home.

We believe key differentiators from our competitors are our national scale and footprint, our culture of disciplined and profitable growth, our relentless operational rigor and focus on cash collections, and our proprietary technology platform. We sit at the nexus of referring providers, payors, patients, and suppliers—all of whom share the goal of keeping patients as healthy as possible in the comfort of their homes. We have long-standing relationships with referral sources across the country that refer patients to us because of our end-to-end product and service offerings, national distribution footprint, and our reputation for delivering consistent, quality service. We enjoy deep and long-standing relationships with major payors, including government, national and regional insurers and MCOs, many of whom we have contracted with for over 15 years. We believe that payors and referral sources highly value our ability to reliably provide access to home healthcare and reduce unnecessary in-patient stays.

We believe that we are well positioned to continue to capitalize on our organic growth initiatives as well as acquisition opportunities. Coupled with scalable technology and centralized operations, including customer service and revenue cycle management, we believe we can continue to grow our patient base while maintaining operational efficiency in a cost-efficient manner. We focus on improving the operational efficiencies of our business through various new technology initiatives and data analytics capabilities. We believe we can continue to enhance our cash profile through continued focus on profitable products and services, disciplined management of capital expenditures and by controlling our costs. Our scalable platform and infrastructure allows us to continue to evaluate and add new products and services with high growth rates and attractive margins.

Trends and Factors Affecting our Future Performance

Significant trends and factors that we believe may affect our future performance include:

•

Aging Population. As life expectancy continues to rise coupled with the growth in the aging population in the United States, there will be an increase in the need for HME products and services provided by companies such as Rotech, including education and training on how to properly use certain medical equipment and supplies.

•

Rising Incidence of Chronic Diseases. Chronic diseases are the leading cause of death and disability in the United States. Increasing obesity rates, the clinical consequences of the high prevalence of smoking from earlier decades and higher diagnosis of a number of chronic health conditions, such as COPD, OSA, diabetes and others, have collectively driven HME industry growth. As the prevalence for under-diagnosed chronic conditions increases, and as diagnoses rise due to increased awareness, we expect that the demand within the HME market for providers, such as Rotech, will continue to grow.

•

Continued Shift Toward Home Healthcare Driven by the Compelling Economic Value Proposition to Key Stakeholders. The rising cost of healthcare has caused many payors to look for ways to contain healthcare costs. As a result, home healthcare is increasingly sought out as an attractive, cost-effective, clinically appropriate alternative to expensive facility-based care.

Furthermore, improved technology has enabled a wider variety of treatments to be available at home, simplified the use of equipment through user-friendly features such as touchscreens, as well as facilitated earlier patient discharge. As we expect these trends and technologies to improve, we also believe that both providers and patients will opt for home healthcare due to its convenience and cost advantages. Additionally, the recent COVID-19 pandemic has amplified the importance of home healthcare as the pandemic has prevented or increased the difficulty of frequent visits to healthcare facilities. This is amplified by the fact that patients face a higher risk of contracting COVID-19 outside of their homes, for example, if they need to visit a healthcare facility because their home care has been interrupted. Hence, in a post-COVID environment, we expect the shift towards home healthcare to accelerate as home healthcare set ups have become more economical, accessible and user-friendly by technological advancements.

•

Advancements in Medical Technology. Technological advancements have driven the shift towards home healthcare and increased the breadth of conditions that can be effectively managed in the home. Improvements in tech-enabled tools, products and services within the HME industry have led to better home healthcare. Advancements in and higher adoption of technology in the home has helped close care gaps and increased patient compliance via remote monitoring and data collection. Accordingly, the continued introduction of technologically advanced HME products and services that are cost-effective, portable and promote greater data accessibility and consumer engagement are expected to continue to expand the market opportunity for HME providers.

Components of Operating Results

Revenues. Revenues are principally derived from the rental and sale of HME products and services to customers (patients). The HME products and services are segregated into six core service lines: oxygen, ventilators, sleep therapy, wound care, diabetics and durable medical equipment.

Revenues are recognized when control of the promised goods and services are transferred to the customers in an amount that reflects the consideration that the Company expects to be entitled to receive from the patient or third-party payor. The contract with the customer is entered into when the Company accepts a written order from a physician. The Company routinely obtains assignment of (or are otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., government and commercial payors) and will bill those payors accordingly.

Rental Revenue

The Company’s rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial setup process. Fixed monthly payments that the Company receives from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period earned. During the rental period, the Company is responsible for providing oxygen refills for patients requiring portability and is responsible for servicing and maintaining the equipment based on manufacturers’ recommendations as part of the monthly fee.

Sales Revenue

The performance obligation is met at a point in time once an item is delivered or shipped to the patient. The Company does not have any warranty obligations. The transaction price is determined based on contractually agreed- upon amounts adjusted for estimates of variable consideration such as implicit price concessions using the most likely amount method based on historical collection information and constraints as discussed below in the section titled “—Critical Accounting Policies and Estimates—Billing.”

Capitation Revenue

Capitation agreements provide for a fixed fee based on the number of members covered for each month. During each month the Company must provide services to the covered members. Revenues earned from capitation agreements are recognized over the period that the Company is obligated to stand ready to provide services to covered members, primarily a calendar month.

Cost of Revenues and Gross Margin.

Cost of Revenues. Cost of revenues include the costs of products and supplies sold to patients, patient service equipment depreciation and certain operating costs related to respiratory services and distribution expenses. Distribution expenses represents the cost incurred to coordinate and deliver products and services to the patients. Included in distribution expenses are (i) leasing, maintenance, licensing and fuel costs for our vehicle fleet; (ii) salaries, benefits and other costs related to drivers and dispatch personnel; and (iii) amounts paid to couriers and other third-party logistics and shipping vendors.

Gross Margin. Gross margin is gross profit expressed as a percentage of revenues. Our gross margin is impacted by payor and product mix, fluctuations in pricing of supplies, equipment and accessories, as well as changes in reimbursement rates.

Selling, General and Administrative. Selling, general and administrative expenses are comprised of expenses incurred in support of our operations and administrative functions and includes labor costs, such as salaries, bonuses, commissions, benefits and travel-related expenses for our employees, facilities rental costs, third-party revenue cycle management costs and corporate support costs including finance, information technology, legal, human resources, procurement, and other administrative costs.

Depreciation and amortization. Depreciation and amortization expense includes depreciation charges for capital assets other than patient equipment (which is included as part of the cost of net revenue) and amortization of intangible assets.

Income Tax (Benefit) Expense. Our provision for income taxes is based on income, permanent book/tax differences and statutory tax rates in the various jurisdictions in which we operate. Significant estimates and judgments are required in determining the provision for income taxes.

Factors Affecting our Operating Results

Our operating results and financial performance are influenced by certain recurring and non-recurring events during the periods discussed herein, including the following:

Medicare 75/25 Blended Rate

The Medicare 75/25 blended rate reimbursement rate adjustment (“Medicare 75/25”), which was introduced in 2020, was discontinued as of January 1, 2024. The Medicare 75/25, named after its 75%/25% allocation model, aimed to protect access to medical equipment products and services in non-rural, non-competitive bid areas by temporarily increasing Medicare reimbursement rates for providers serving those areas, thereby providing rate relief. This legislation was designed to ensure that medical equipment suppliers could continue providing essential products and services even as the general Medicare reimbursement rates decreased. This blended rate approach was implemented to counter the decline in reimbursement rates experienced in the years prior to 2020. The discontinuance of Medicare 75/25 is still under legislative review, and Medicare 75/25 could return, but the cessation on January 1, 2024, has had, and is expected to continue to have, a negative impact on our revenue and operating results.

Acquisitions

We account for our stock acquisitions in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. During the year ended December 31, 2023, the Company acquired three complementary home medical equipment businesses for an aggregate total cost of $36.8 million, of which $30.6 million was paid in cash at closing. Additionally, the Company recorded $3.8 million of deferred obligations and $2.4 million of contingent consideration in connection with the acquisitions, which the Company is obligated to pay if certain annual performance targets are met over a one year period following the date of acquisition and have expired. Deferred obligations of $3.5 million and $0.3 million are included in the consolidated balance sheets within accrued expenses and other current liabilities and other long-term liabilities, respectively as of December 31, 2023. Contingent consideration of $2.4 million is included in the consolidated balance sheets within accrued expenses and other current liabilities as of December 31, 2023. There were no stock acquisitions in 2024.

These transactions were accounted for as business combinations and the results of operations of the acquired companies are included in the accompanying statements of operations from the dates of acquisition. The purchase prices with respect to each acquisition were allocated to various underlying tangible and intangible assets and liabilities on the basis of estimated fair value. Goodwill represents the expected growth, cost synergies, acquired assembled workforce and expected contribution to the Company’s overall strategy. The goodwill from these acquisitions is not expected to be deductible for tax purposes.

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. We operate as one reporting unit. We performed our annual impairment review of goodwill and determined that it is not likely that a goodwill impairment exists as of December 31, 2024.

Seasonality

Our business is sensitive to seasonal fluctuations. Our patients are generally responsible for a greater percentage of the cost of their treatment or therapy during the early months of the year due to co-insurance, co-payments and deductibles, and therefore may defer treatment and services of certain therapies until they have met their annual deductibles. In addition, changes to employer insurance coverage often go into effect at the beginning of each calendar year which may impact eligibility requirements and delay or defer treatment or recognition of revenues. These factors may lead to lower total revenues and cash flow in the early part of the year and higher total revenues and cash flow in the latter half of the year. Additionally, the increased incidence of respiratory infections during the winter season may result in initiation of additional respiratory services such as oxygen therapy for certain patient populations. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

Philips Respironics Recall

In June 2021, one of our suppliers, Philips, announced a voluntary recall of its continuous and non-continuous ventilators (certain continuous positive airway pressure (“CPAP”), bilevel positive airway pressure and ventilator devices) related to polyurethane foam used in those devices, which the U.S. Food and Drug Administration (“FDA”) identified as a Class I recall, the most serious category of recall (the “June 2021 Recall”). In December 2022, Philips issued a subsequent voluntary recall related to deficiencies in repairs made to certain of the ventilators that had originally been recalled in June 2021 (together with the June 2021 recall, the “Recall”). In April 2024, Philips entered into a consent decree enjoining Philips from making and distributing non-medically necessary CPAP, bilevel positive airway pressure and ventilator devices at any of its Sleep and Respiratory Care Business facilities until the FDA determines that Philips has complied with the remediation and compliance activities set forth in the consent decree.

We have incurred significant costs coordinating the Recall. During 2024, we reached an agreement with Philips requiring Philips to pay us for recalled equipment returned to Philips. During the year ended December 31, 2024, we received $13.6 million from Philips which was recorded in the “proceeds on sale of equipment” line item within investing activities of the consolidated statements of cash flows. The corresponding benefit of $13.6 million on the returned equipment for the year ended December 31, 2024 is reflected in the ‘gain on sale of property and equipment’ line item within operating activities of the consolidated statements of cash flows.

While we believe the Recall matter with Philips has now been materially resolved and that we have access to a sufficient supply of CPAP, bilevel positive airway pressure and ventilator devices from other suppliers to service our home healthcare patients’ needs, other supply chain disruptions (including any future impact of the Recall and subsequent consent decree on our business) may have a material adverse effect on our financial condition or results of operations, cash flows and liquidity.

Comparison of Years Ended December 31, 2024 and December 31, 2023

The following tables set forth our consolidated results of operations for the periods presented in dollars and as a percentage of our total revenue:

	Years Ended December 31,
(dollar amounts in thousands)	2024	2023	Change $	Change %
Revenues	$725,756	$753,372	$(27,616)	(3.7)%
Cost of Revenues:
Product and supply costs	142,986	146,630	(3,644)	(2.5)%
Patent service equipment depreciation	120,992	118,895	2,097	1.8%
Operating expenses	97,117	89,566	7,551	8.4%

Total cost of revenues	361,095	355,091	6,004	1.7%

Gross profit	364,661	398,281	(33,620)	(8.4)%
Gross Margin	50.2%	52.9%
Expenses:
Selling, general and administrative	331,314	325,447	5,867	1.8%
Depreciation and amortization	13,711	16,048	(2,337)	(14.6)%
Transaction expenses	7,400	—	7,400	100.0%

Total expenses	352,425	341,495	10,930	3.2%

Operating income	12,236	56,786	(44,550)	(78.5)%
Other expenses (income):
Interest expense, net	47,627	47,471	156	0.3%
Gain on sale of equipment	(13,859)	(4,305)	(9,554)	221.9%
Other income, net	(1,745)	(376)	(1,369)	364.1%

Total other expense	32,023	42,790	(10,767)	(25.2)%

(Loss) income before income taxes	(19,787)	13,996	(33,783)	(241.3)%
Income tax (benefit) expense	(1,931)	5,046	(6,977)	(138.3)%

Net (loss) income	$(17,856)	$8,950	$(26,806)	(299.5)%

Revenues. Revenues for the year ended December 31, 2024 were $725.8 million, compared to $753.4 million for the year ended December 31, 2023, a decrease of $27.6 million or 3.7%. Our core services comprise total revenues as follows:

	Years Ended December 31,
(dollar amounts in thousands)	2024	2023	Change $	Change %
Rental revenues
Oxygen	$231,602	$243,625	$(12,023)	(4.9)%
Ventilators	98,174	105,982	(7,808)	(7.4)%
Sleep therapy	63,228	75,668	(12,440)	(16.4)%
Wound care	8,713	18,943	(10,230)	(54.0)%
Durable medical equipment	20,991	24,522	(3,531)	(14.4)%
Sales revenues
Oxygen	6,147	6,250	(103)	(1.6)%
Sleep therapy	178,676	173,587	5,089	2.9%
Wound care	13,033	24,300	(11,267)	(46.4)%
Durable medical equipment	16,779	16,728	51	0.3%
Diabetics	37,760	41,143	(3,383)	(8.2)%
Capitation revenues	50,653	22,624	28,029	123.9%

	$725,756	$753,372	$(27,616)	(3.7)%

Revenues for the year ended December 31, 2024 were $725.8 million, compared to $753.4 million for the year ended December 31, 2023, a decrease of $27.6 million or 3.7%. Revenues for the year ended December 31, 2024 decreased for the major product groups primarily due to a shift towards capitation revenue beginning in August 2023, the discontinuation of Medicare 75/25 as of January 1, 2024 and also due to the expiration of veterans integrated service networks contract in 2024 and the cessation of the related revenues.

Cost of Revenues and Gross Margin.

Our cost of revenues was as follows:

	Years Ended December 31,		Change	Change
(dollar amounts in thousands)	2024	2023	$	%
Product and supply costs	$142,986	$146,630	$(3,644)	(2.5)%
Patient service equipment depreciation	120,992	118,895	2,097	1.8%
Operating expenses	97,117	89,566	7,551	8.4%

Total cost of revenues	$361,095	$355,091	$6,004	1.7%
Gross Margin	50.2%	52.9%

Cost of Revenues and Gross Margins. Cost of revenues for the year ended December 31, 2024 were $361.1 million, compared to $355.1 million for the year ended December 31, 2023, an increase of $6.0 million or 1.7%. Gross margins for the year ended December 31, 2024 were 50.2% compared to 52.9% for the year ended December 31, 2023, a decrease of 2.7%. The gross margin decrease was driven by higher patient service equipment depreciation due to more equipment being in service and inflationary pressures in operating expense, partially offset by lower product and supply costs due to the effective usage of volume purchase discounts.

Expenses.

Selling, General and Administrative. Selling, general and administrative expenses for the year ended December 31, 2024 were $331.3 million, compared to $325.4 million for the year ended December 31, 2023, an increase of $5.9 million or 1.8%. Selling, general and administrative expenses for the year ended December 31, 2024 were 45.7% of total revenues, compared to 43.2% of total revenues for the year ended December 31, 2023. The increase was primarily related to higher salaries, labor and benefits, automobile fleet maintenance costs, and professional and consulting fees.

Depreciation and amortization. Depreciation and amortization for the year ended December 31, 2024 was $13.7 million, compared to $16.0 million for the year ended December 31, 2023, a decrease of $2.3 million or 14.6%. The decrease in depreciation and amortization for the year ended December 31, 2024 was primarily driven by assets becoming fully depreciated.

Transaction expense. Transaction expenses for the year ended December 31, 2024 were $7.4 million and were related to legal and other professional services fees, compared to none in the year ended December 31, 2023.

Interest expense. Interest expense for the year ended December 31, 2024 was $47.6 million, compared to $47.5 million for the year ended December 31, 2023, an increase of $0.2 million. The increase in interest expense for the year ended December 31, 2024 was primarily due to draws on the revolving credit facility in the latter half of the year ended December 31, 2023 and increasing interest rates on our variable interest rate debt.

Gain on sale of property and equipment. Gain on sale of property and equipment for the year ended December 31, 2024 was $13.9 million, compared to gain on sale of property and equipment of $4.3 million for the year ended December 31, 2023. During the year ended December 31, 2024, we recognized a gain on sale of patient service equipment in the amount of $13.6 million related to recalled equipment returned to Philips Respironics. During the year ended December 31, 2023, the gain on sale of property and equipment related to the sale of patient equipment and the sale of certain fleet vehicles.

Income tax expense. Income tax benefit for the year ended December 31, 2024 was $1.9 million compared to $5.0 million income tax expense for the year ended December 31, 2023, primarily due to loss before income taxes of $19.8 million in the year ended December 31, 2024 compared to income before income taxes of $14.0 million in the year ended December 31, 2023. For additional detail, see “Note 9—Income Taxes” to the Rotech Consolidated Financial Statements.

Liquidity and Capital Resources.

Sources of Liquidity.

Our principal source of liquidity is our operating cash flow, which is supplemented by extended payment terms from our suppliers and our Credit Facility (as defined below), which provides for (i) a $150.0 million revolving credit facility and (ii) a term loan in an initial aggregate principal amount of $525.0 million. As of December 31, 2024, we had $52.8 million of cash and cash equivalents and $72.5 million available for borrowing under our revolving credit facility in our Credit Facility. The Credit Facility is expected to be repaid and terminated in connection with the Rotech Acquisition. Our principal liquidity requirements are labor costs, including salaries, bonuses, benefits and travel-related expenses, product and supply costs, third-party customer service, billing and collections and logistics costs and patient equipment capital expenditures. Our future capital expenditure requirements will depend on many factors, including our revenue growth rates. Our capital expenditures are made in advance of patients beginning service. Certain operating costs are incurred at the beginning of the equipment rental period and during initial patient set up.

Long-Term Debt. On March 31, 2022, we entered into a third amended and restated senior secured credit agreement (the “Credit Facility”), with Truist Bank, as administrative agent, and a syndicate of financial institutions and institutional lenders.

The Credit Facility permits the interest rate to be selected at our option at either Secured Overnight Financing Rate (“SOFR”) Rate or Base Rate plus their respective applicable margin. The Base Rate is the highest of (i) the administrative agent’s “Prime Rate”, (ii) the Federal Funds Effective Rate plus 0.5% per annum, (iii) daily SOFR plus 1.0% per annum, and (iv) the Floor (which is 0.0%).

The margin applied to the borrowings under the Credit Facility is determined based on the consolidated net leverage ratio. Consolidated net leverage ratio is defined as the ratio of: (a) consolidated total debt as of such date, less Qualified Cash as of such date; to (b) consolidated EBITDA (as defined in the credit agreement governing the Credit Facility) measured on a consolidated basis as of the last day of the period of four fiscal quarters most recently ended. “Qualified Cash” means cash and cash equivalents of the borrower and its domestic subsidiaries (a) in excess of $10,000,000 (b) that does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the borrower. The applicable margins and commitment fees under the Credit Facility, based on the consolidated net leverage ratio, range from 2.25% to 3.75% per annum for loans carrying SOFR Rates or 1.25% to 2.75% per annum for loans with Base Rates, and 0.30% to 0.40% per annum for commitment fees. As of December 31, 2024, there was $72.5 million outstanding under the revolving credit facility of the Credit Facility.

The table below sets forth margins applicable to loans made under the Credit Facility in relation to the consolidated net leverage ratio of the Company:

Level	Consolidated Net Leverage Ratio	Applicable Margin for SOFR Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	< 1.50:1.00	2.25%	1.25%	0.30%
II	≥ 1.50:1.00, but < 2.00:1.00	2.75%	1.75%	0.30%
III	≥ 2.00:1.00, but < 2.50:1.00	3.00%	2.00%	0.35%
IV	≥ 2.50:1.00, but < 3.00:1.00	3.25%	2.25%	0.40%
V	≥ 3.00:1.00	3.75%	2.75%	0.40%

The Credit Facility permits, subject to certain exceptions, an increase in the Credit Facility, as long as the consolidated net leverage ratio does not exceed 3.00:1.00. The credit agreement governing the Credit Facility requires mandatory prepayments upon the occurrence of certain events, such as dispositions and casualty events, subject to certain exceptions. The Credit Facility may be voluntarily prepaid at any time without any premium or penalty.

Rotech’s assets and equity interest of all of its present and future wholly owned direct domestic subsidiaries, with certain exceptions, are pledged as collateral to secure the obligations under Credit Facility. The credit agreement governing the Credit Facility also contains financial covenants requiring Rotech to maintain a total net leverage ratio not greater than 3.00:1.00 for the fiscal quarter ended June 30, 2022 and each fiscal quarter ending thereafter, and a consolidated fixed charge coverage ratio of not less than 1.25:1.00.

As of December 31, 2024, there were $472.2 million outstanding term loans, $5.0 million of outstanding letters of credit and $72.5 million outstanding on the revolving credit facility under the Credit Facility. Additional availability under the revolving credit facility, net of letters of credit outstanding, was $72.5 million. We were in compliance with all debt covenants set forth in the Credit Facility as of December 31, 2024.

In accordance with ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, we record origination and other expenses related to certain debt issuance cost as a direct deduction from the carrying amount of the debt liability. These expenses are deferred and amortized using the effective interest method. Amortization of deferred debt issuance costs are classified within interest expense in our consolidated statements of operations and was $0.7 million, and $0.6 million for the years ended December 31, 2024 and 2023, respectively. Interest expense, excluding deferred debt issuance costs discussed above, was $46.9 million and $46.9 million for the years ended December 31, 2024 and 2023, respectively.

Summary Statement of Cash Flows. The following table presents selected data from our consolidated statement of cash flows:

	Years Ended December 31,
(in thousands)	2024	2023
Net cash provided by operating activities	$146,414	$144,962
Net cash used in investing activities	(67,050)	(128,287)
Net cash used in financing activities	(64,372)	(21,453)

Increase (decrease) in cash and cash equivalents	14,992	(4,778)
Cash and cash equivalents at beginning of period	37,852	42,630

Cash and cash equivalents at end of period	$52,844	$37,852

Comparison of the Years Ended December 31, 2024 and December 31, 2023

Net Cash Provided by Operating Activities.

Net cash provided by operating activities for the year ended December 31, 2024 was $146.4 million, compared to $145.0 million for the year ended December 31, 2023, an increase of $1.5 million. The increase in net cash provided by operating activities was driven by the impact of the following:

•	$(26.8) million decrease in net income;

•	$(15.4) million decrease in other non-cash items; and

•	$43.6 million increase in cash provided by the change in operating assets and liabilities, primarily related to increases in accounts payable and accrued expenses and other current liabilities.

Net Cash Provided by Investing Activities.

Net cash used in investing activities for the year ended December 31, 2024 was $67.1 million, compared to $128.3 million for the year ended December 31, 2023, a decrease of $61.2 million, or 47.7%. The decrease in net cash used in investing activities for the year ended December 31, 2024 was primarily driven by the reduction in purchases of property and equipment of $21.8 million and an increase of $10.3 million in proceeds on equipment sales. The year ended December 31, 2023 includes $29.1 million in cash spent on acquisitions of the home medical equipment businesses.

Net Cash Provided by Financing Activities.

Net cash used in financing activities for the year ended December 31, 2024 was $64.4 million, compared to net cash used in financing activities of $21.5 million for the year ended December 31, 2023, an increase of $42.9 million, or 200.1%. The increase in net cash used for financing activities for the year ended December 31, 2024 was primarily driven by the reduction in the borrowings on the revolving credit facility of $25.5, as well as an increase in payments on long-term borrowing in the amount of $16.7 million.

Contractual Obligations

As of December 31, 2024, our material contractual and other obligations in the next 12 months were primarily comprised of $77.1 million of principal and interest payable on borrowings under the Credit Facility, $29.0 million of payments under finance leases, $13.7 million of payments under operating leases, $2.8 million of extended vendor financing and $0.9 million of acquisition obligations. Additionally, as of December 31, 2024, our material contractual and other obligations due beyond the next 12 months comprised of $556.6 million of principal and interest and principal payable on borrowings under the Credit Facility, $31.5 million of payments under finance leases and $16.4 million of payments under operating leases.

Commitments and Contingencies.

From time to time we enter into certain types of contracts that contingently require us to indemnify parties against third-party claims. The contracts primarily relate to: (i) certain asset purchase agreements, under which we may provide customary indemnification to the seller of the business being acquired; (ii) certain real estate leases, under which we may be required to indemnify property owners for environmental and other liabilities, and other claims arising from our use of the applicable premises; and (iii) certain agreements with our officers, directors and employees, under which we may be required to indemnify such persons for liabilities arising out of their relationship with us. In addition, we issued certain letters of credit under the Rotech Revolving Credit Facility as described under “—Liquidity and Capital Resources—Long-Term Debt” above.

The terms of such obligations vary by contract and in most instances a specific or maximum dollar amount is not explicitly stated therein. Generally, amounts under these contracts cannot be reasonably estimated until a specific claim is asserted. Consequently, no liabilities have been recorded for these obligations on our balance sheets for any of the periods presented.

Off-Balance Sheet Arrangements.

None.

Critical Accounting Policies and Estimates.

The discussion and analysis of our financial condition and results of operations is based upon the Rotech Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition and the valuation of accounts receivable (implicit price concessions), reserves related to insurance and litigation, intangible assets, income taxes and contingencies. We base these estimates on our historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results experienced may vary materially and adversely from our estimates. To the extent there are material differences between our estimates and the actual results, our future results of operations may be affected.

We consider the accounting policies that govern revenue recognition and the determination of the net realizable value of accounts receivable to be the most critical in relation to the Rotech Consolidated Financial Statements. These policies require the most complex and subjective judgments of management. Additionally, the accounting policies related to long-lived assets, income taxes and self-insurance reserves require significant judgment.

Revenue Recognition. Revenues are principally derived from the rental and sale of HME products and services to customers (patients). The HME products and services are segregated into six core service lines; oxygen, ventilators, sleep therapy, wound care, diabetics and DME.

Revenues are recognized when control of the promised goods and services are transferred to the customers in an amount that reflects the consideration that we expect to be entitled to receive from the patient or third-party payor. The contract with the customer is entered into when we accept a written order from a physician. We routinely obtain assignment of (or are otherwise entitled to receive) benefits receivable under the health insurance programs, plans or policies of patients (e.g., government and commercial payors) and will bill those payors accordingly. When evaluating the components of revenue, we use three portfolios: Government, Commercial, and Patient.

Rental Revenues. Our rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial set up), a monthly billing is established based on the initial set up service date. We recognize rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill which is unearned. No separate revenue is earned from the initial set up process. Fixed monthly payments that we receive from customers in advance of providing services represent contract liabilities. Such payments primarily relate to patients who are billed monthly in advance and are recognized over the period earned. During the rental period, we are responsible for providing oxygen refills for patients requiring portability and are responsible for servicing and maintaining the equipment based on manufacturers’ recommendations as part of the monthly fee.

Sale Revenues. The performance obligation is met at a point in time once an item is delivered or shipped to the patient. We do not have any warranty obligations. The transaction price is determined based on contractually agreed-upon amounts adjusted for estimates of variable consideration such as implicit price concessions using the most likely amount method based on historical collection information and constraints as discussed below in the section titled “—Critical Accounting Policies and Estimates—Billing.”

Capitation Revenues. Capitation agreements provide for a fixed fee based on the number of members covered for each month. During each month we must provide services to the covered members. Revenues earned from capitation agreements are recognized over the period that we are obligated to stand ready to provide services to covered members, primarily a calendar month.

Billing. Revenues are recorded at an amount that reflects the consideration which we expect to receive from patients and third-party payors. Our billing system contains payor-specific price tables that reflect the fee schedule amounts, as available, in effect or contractually agreed upon by various government and commercial payors for each item of equipment, service or supply provided to a customer. Revenues are recorded based upon the applicable fee schedule adjusted for estimates of variable consideration.

We record variable consideration reduced by implicit price concessions based on a percentage of revenue using historical Company-specific data. The percentage and amounts used to record the implicit price concessions are supported by various methods including current and historical cash collections, as well as actual contractual adjustment experience. A constraint is applied to the variable consideration such that the revenue is recorded only to the extent that it is probable that a significant reversal in the amount will not occur in the future. This percentage, which is adjusted at least on an annual basis, has proven to be the best indicator of the consideration that we expect to receive. Historical collection and adjustment percentages serve as the basis for its estimates of implicit price concessions and consists of:

(1)	Differences between non-contracted third-party payors’ allowable amounts and our usual and customary billing rate for payors that do not have contracts or fee schedules established with us.

(2)	Services for which payment is denied due to audit or recoupment by governmental or third-party payors, or otherwise deemed non-billable by us.

(3)	Collection risk related to amounts due from patients for co-payments and deductibles.

Patients and payors are obligated to pay upon billing. We do not record any financing charges on balances due. Collection risk is incorporated in our estimates for implicit price concessions. We recognize revenue only when services have been provided and since we have performed under the contract, we have unconditional rights to the consideration recorded as contract assets and therefore classify those billed and unbilled contract assets as accounts receivable.

We closely monitor historical contractual adjustment rates, accounts receivable balances, economic conditions, as well as changes in applicable laws, rules and regulations and contract terms to help assure that estimates are made using the most accurate information it believes to be available. Significant future changes in payor mix, economic conditions or trends in federal and state governmental health care coverage could have a material adverse effect on the collection of accounts receivable, cash flows and results of operations.

Accounts Receivable. Accounts receivable are presented at net realizable values that reflects the consideration we expect to receive which is inclusive of adjustments for price concessions, as described above. If the payment amount received differs from the estimated net realizable amount, an adjustment is made to the net realizable amount in the period that these payment differences are determined.

Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required in order to record revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they may have to be revised or updated as additional information becomes available. It is possible that management’s estimates could change, which could have an impact on operations and cash flows. Specifically, the complexity of many third-party billing arrangements, patient qualification for medical necessity of equipment and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

We perform a periodic analysis to review the valuation of accounts receivable and collectability of outstanding balances. Such analysis takes into consideration factors including the age and composition of the outstanding amounts, historical bad debt experience, business and economic conditions, trends in health care coverage, and other specific receivable information. Receivables are considered past due when not collected by established due dates. Specific patient balances are written off after collection efforts have been followed and the account has been determined to be uncollectible. Revisions in reserve estimates are recorded as an adjustment to net revenue in the period of revision.

Goodwill. Goodwill represents the portion of reorganization value not attributed to specific tangible and identified intangible assets under fresh-start reporting and the excess consideration transferred in a business combination after the fair values of identifiable tangible and intangible assets acquired and liabilities assumed have been recorded. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. We perform our annual impairment review of goodwill during the fourth quarter of each year. We first use the qualitative approach to assess whether the existence of events and circumstances to determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors include, but are not limited to, underperformance relative to historical or projected future operating results, significant changes in our overall business, significant negative industry or economic trends. If we determine that the threshold is met, then we apply a quantitative test to determine the fair value of our reporting units to their respective carrying amounts and record an impairment charge for the amount by which the carrying amounts exceeds the fair value. We operate as one reporting unit. We performed our annual impairment review of goodwill and determined that it is not likely that a goodwill impairment exists as of December 31, 2024.

Impairment of Long-Lived Assets. Periodically, when indicators of impairment are present, we evaluate the recoverability of the net carrying value of property and equipment and other amortizable intangible assets by comparing the carrying values to the estimated future undiscounted cash flows. A deficiency in these cash flows relative to the carrying amounts is an indication of the need for a write-down due to impairment. The amount of the impairment, if any, is recognized by the amount by which the carrying value exceeds the fair value. Among other variables, factors such as the effects of external changes to our business environment, competitive pressures, market erosion, technological and regulatory changes are considered factors which could provide indications of impairment. As of December 31, 2024, we determined that no impairment existed.

Income Taxes. We account for income taxes under the asset and liability method in accordance with ASC 740, Income Taxes (ASC 740). As specified by ASC 740, the tax effects of an economic transaction are recognized only if it is “more-likely-than-not” to be sustained solely on its technical merits. The “more-likely-than-not” threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered “more-likely-than-not” to be sustained based solely on its technical merits, no benefits of the tax position are to be recognized.

Income taxes are recognized for the amount of taxes payable or refundable for the current period and deferred tax assets and liabilities are recognized for the future tax consequences of transactions that have been recognized in the Rotech consolidated financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities recognized in income in the period the rate change is enacted. A valuation allowance is provided when it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. We evaluate all positive and negative evidence, including scheduled reversals of existing deferred tax liabilities, projected future taxable income and tax planning strategies.

We recognize interest and penalties on taxes, if any, within income tax (benefit) expense in our consolidated statement of operations.

Recent Accounting Pronouncements.

Recently issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined in “Note 1—Recent Accounting Pronouncements” to the Rotech Consolidated Financial Statements.